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                                                                     EXHBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1991 Stock Purchase Plan of Advanced Micro Devices, Inc. of our report dated January 12, 1999, except for the third paragraph of Note 14, as to which the date is March 12, 1999, with respect to the consolidated financial statements of Advanced Micro Devices, Inc., incorporated by reference in its Annual Report (Form 10-K), for the year ended December 27, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP


San Jose, California
April 26, 1999